                          TECHNOLOGY TRANSFER AGREEMENT



                                     BETWEEN



                        OCTEL COMMUNICATIONS CORPORATION



                                       AND



                       LUCENT TECHNOLOGIES GRL CORPORATION



                                       AND



                           BROOKTROUT TECHNOLOGY, INC.



                          RELATED TO CTP BOARD PRODUCTS



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                          TECHNOLOGY TRANSFER AGREEMENT
                                TABLE OF CONTENTS


ARTICLE 1 - ASSIGNMENT OF PATENTS TO BUYER

1.01  Assignment
1.02  Recording Fees

ARTICLE 2 - ASSIGNMENT OF TECHNICAL INFORMATION TO BUYER

2.01  Assignment of Assigned Technical Information
2.02  When Furnished
2.03  Past Infringement

ARTICLE 3 - TRANSFER OF LICENSED INFORMATION AND LICENSE OF INTELLECTUAL
            PROPERTY

3.01  Information Furnished
3.02  U.S. Export Control
3.03  Grant of Intellectual Property Licenses
3.04  Procurement
3.05  Right to Sublicense Subsidiaries
3.06  Training and Services

ARTICLE 4 - MISCELLANEOUS PROVISIONS

4.01  Agreement Prevails
4.02  Accuracy
4.03  Nothing Construed
4.04  Disclaimer
4.05  Duties of BUYER and OCTEL
4.06  Confidentiality
4.07  Addresses
4.08  Integration
4.09  Nonassignability
4.10  Choice of Law
4.11  Dispute Resolution
4.12  Counterparts

DEFINITIONS APPENDIX

APPENDIX A
APPENDIX B
APPENDIX C





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                          TECHNOLOGY TRANSFER AGREEMENT

TECHNOLOGY TRANSFER AGREEMENT, dated as of the Effective Date, by and among OCTEL COMMUNICATIONS CORPORATION, a Delaware corporation ("OCTEL"), having an office at 475 South Street, Morristown, New Jersey 07962, and LUCENT TECHNOLOGIES GRL CORPORATION ("LUCENT GRL"), a Delaware corporation having offices at 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, and BROOKTROUT TECHNOLOGY, INC., a Delaware corporation ("BUYER"), having offices at 410 First Avenue, Needham, Massachusetts 02494-2722.1*


                                    ARTICLE 1
                         ASSIGNMENT OF PATENTS TO BUYER


1.01  ASSIGNMENT

(a) OCTEL hereby assigns to BUYER U.S. Patents 5,319,703 and 5,321,745, and any reissues, re-examinations, and corresponding counterpart foreign patent applications and foreign patents issuing thereon, subject to (1) all prior agreements of OCTEL and its Subsidiaries and Affiliates to third parties entered into prior to the date of the Asset Purchase Agreement, and (2) OCTEL and its Subsidiaries and Affiliates retaining a personal, non-exclusive, non-transferable, irrevocable, worldwide, royalty-free license (without any right to sublicense) under such patents for all products and services. OCTEL hereby assigns to BUYER all rights under such patent to sue for damages for past infringement. OCTEL hereby grants to BUYER a personal (subject to Section 4.08), nonexclusive, worldwide, royalty-free paid-up license, under any patent owned by OCTEL as of the Closing Date and issued on a patent application which claims priority from U.S. Patent 5,319,703 or 5,321,745, to make, have made, use, offer to sell, sell and import all products.

(b) Upon reasonable requests from BUYER identifying a third party, OCTEL will use reasonable efforts to determine and respond to BUYER as to whether such third party is licensed under the patents identified in Section 1.01(a).

1.02  RECORDING FEES

BUYER shall be responsible for any and all recording fees related to the assignment of the patents from OCTEL to BUYER pursuant to Section 1.01 above. OCTEL agrees to execute all documents required for the assignment of


----------------------------
*ANY TERM IN CAPITAL LETTERS WHICH IS DEFINED IN THE DEFINITIONS APPENDIX SHALL HAVE THE MEANING SPECIFIED THEREIN.



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
                                    ARTICLE 2
                  ASSIGNMENT OF TECHNICAL INFORMATION TO BUYER

such patents to BUYER.

2.01  ASSIGNMENT OF ASSIGNED TECHNICAL INFORMATION

(a) OCTEL hereby assigns to BUYER the Assigned Technical Information, together with all copyrights thereon, subject to all prior written agreements of OCTEL and its Subsidiaries and Affiliates to third parties entered into prior to the date of the Asset Purchase Agreement. Such assignment is made subject to OCTEL and its Subsidiaries and Affiliates retaining a non-exclusive, irrevocable, worldwide, royalty-free license to use (and to prepare and use Derivative Works from) the Hardware and DSP Algorithms (identified in Appendix A) of the Assigned Technical Information, and any copyrights therein. Such license shall not include the right to use such Assigned Technical Information to make, market, or sell board products having features substantially the same as features of the current products of the Business or products under development by the Business as of the Closing Date. Nothing in the preceding sentence shall preclude OCTEL and its Subsidiaries and Affiliates from making semiconductor integrated circuit products.

(b)   The license granted to OCTEL and its Subsidiaries and Affiliates under
Section 2.01(a) shall include a limited right to sublicense the DSP Algorithms in source code (human readable) form to OCTEL's and its Subsidiaries' and Affiliates' customers, where such source code is provided as an integral portion of substantially all of the source code for the product provided to that customer. Such sublicense shall be limited to use by the customer to maintain or modify the source code for solely for use in connection with such product.

2.02  WHEN FURNISHED

OCTEL shall furnish to BUYER the Assigned Technical Information, as listed on Exhibit A, on the Closing Date.

2.03  PAST INFRINGEMENT

OCTEL hereby assigns to BUYER all rights to sue for damages for past infringement or misappropriation of the Assigned Technical Information.




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                                    ARTICLE 3
                        TRANSFER OF LICENSED INFORMATION
                      AND LICENSE OF INTELLECTUAL PROPERTY


3.01  INFORMATION FURNISHED

Licensed Technical Information constituting technical informative material regarding CTP Board Products as set forth in Appendix B will be furnished within thirty (30) days of execution of this Agreement and its shall be deemed received upon receipt by BUYER from OCTEL.

3.02  U.S. EXPORT CONTROL

BUYER hereby assures OCTEL that it will not without a license or license exception authorized by the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, if required under applicable rules in effect at the time:

      (i) export or release the information or software (including source code) obtained pursuant to this Agreement to a national of Country Groups D:1 or E:2 (15 C.F.R. Part 740, Supp. 1), Iran, Iraq, Sudan, or Syria;

      (ii) export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the direct product (including processes and services) of the information or software; or

      (iii) if the direct product of the information is a complete plant or any major component of a plant, export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the direct product of the plant or major component.

This assurance will be honored even after the expiration date of this Agreement.

3.03  GRANT OF INTELLECTUAL PROPERTY LICENSES

(a) OCTEL grants to BUYER a personal (subject to Section 4.08) and non-exclusive right to use the Licensed Technical Information to make, use, offer to sell, sell, rent and otherwise distribute, and import CTP Board Products, and of maintenance parts therefor. Subject to the provisions of Section 3.02, such products and maintenance parts may be sold by BUYER worldwide to any



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customer. The rights granted to BUYER under this Section 3.03(a) shall include a limited right to sublicense the Licensed Technical Information in source code (human readable) form to BUYER's customers, where such source code is provided as an integral portion of substantially all of the source code for a discrete software component of a CTP Board Product, which software component also contains substantial source code of BUYER. Such sublicense shall be limited to use by the customer to maintain or modify the source code for solely for use in connection with CTP Board Products.

(b) LUCENT GRL grants to BUYER a personal (subject to Section 4.08), and nonexclusive right, under LUCENT GRL's Patents, to make, have made, use, offer to sell, sell and import CTP Board Products. This license will terminate upon BUYER becoming a party to a suit brought against LUCENT GRL or its Subsidiaries or Affiliates alleging infringement of a patent owned or controlled by BUYER, relating to (1) CTP Board Products or similar products or (2) systems incorporating CTP Board Products or similar products.

(c) LUCENT GRL further grants to BUYER a sublicense under those patent license rights granted to LUCENT GRL by any third party pursuant to any license agreement conferring similar rights between such third party and LUCENT GRL existing as of the Closing Date, but only to the extent that LUCENT GRL has a right to grant such a sublicense and provided that LUCENT GRL shall not be obligated to pay any consideration for such sublicense.

(d) OCTEL grants to BUYER a personal (subject to Section 4.08), and non-exclusive license, under the OCTEL patents listed in Appendix C to make, have made, use, sell or offer for sale CTP Board Products after the effective date of this Agreement.

(e) OCTEL hereby covenants not to sue BUYER or any customer of BUYER for infringement of the OCTEL patents listed in Appendix C arising from BUYER's or such customer's manufacture, sale, offer for sale, or use of Systems, but only to the extent that CTP Board Products are involved in the functions or features which give rise to the infringement. This covenant not to sue shall be binding on any subsequent assignee of the patents listed in Appendix C, and shall be enforceable by BUYER's customers. This covenant not to sue shall not apply with respect to infringement by such Systems arising from the use of products similar to CTP Board Products that are manufactured by third parties. This covenant not to sue shall not apply to claims of infringement of any patent that is the subject of any separate license agreement between such customer and OCTEL or its Subsidiaries or Affiliates. This covenant not to sue will terminate, and OCTEL will be entitled to sue such



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customer for post-termination infringement of the OCTEL patents listed in
Appendix C, if that customer becomes a party to a lawsuit against OCTEL alleging that OCTEL or its Subsidiaries or Affiliates infringes any patent or alleging that any of the OCTEL patents in Appendix C are invalid or unenforceable. As used in this paragraph (e), the term "customer of BUYER" shall include OEM manufacturers of BUYER or its customers, BUYER's distributors and resellers, and end users of CTP Board Products.

(f) The licenses granted under this Agreement shall be deemed perpetual, paid-up, and royalty-free upon and subject to payment of the purchase price specified in the Asset Purchase Agreement.

3.04  PROCUREMENT

(a) OCTEL grants to BUYER a personal and nonexclusive right, as an attribute of the right granted in Section 3.03, to disclose to any supplier or prospective supplier only those portions of the Licensed Technical Information which are necessary for the procurement by BUYER of any components necessary to complete manufacture of CTP Board Products.

(b) BUYER agrees that it will not make any part of the Licensed Technical Information available to any such supplier or prospective supplier except on the agreement in writing (of which a copy will be furnished to OCTEL promptly upon its request) of such supplier or prospective supplier that it accepts as its own BUYER's commitments under Section 3.02 and the confidentiality obligations of
Section 4.05(a)(ii), that it will use all information received from BUYER only for the purpose of supplying to BUYER items of the type to be procured by BUYER pursuant to Section 3.04(a), that it will promptly return or destroy each and every part of such information as directed by BUYER.

3.05  RIGHT TO SUBLICENSE SUBSIDIARIES

The grant of each license to BUYER under Article 3 includes the right to grant sublicenses within the scope of such license to BUYER's Subsidiaries, but such sublicenses will continue only for so long as they remain its Subsidiaries.

3.06  TRAINING AND SERVICES

OCTEL and BUYER do not contemplate the provision under this Agreement of assistance or training services in any country. Any such assistance or training services to be provided will be the subject of a separate agreement between the appropriate parties.



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                                    ARTICLE 4
                            MISCELLANEOUS PROVISIONS


4.01  AGREEMENT PREVAILS

This Agreement shall prevail in the event of any conflicting terms or legends that may appear on the Technical Information.

4.02  ACCURACY

OCTEL believes that the Technical Information is true and accurate, but OCTEL and its Subsidiaries and Affiliates shall not be held to any liability for errors or omissions therein.

4.03  NOTHING CONSTRUED

Neither the execution of this Agreement nor anything in it or in the Technical Information shall be construed as:

      (i) an obligation upon OCTEL or its SUBSIDIARIES or Affiliates to furnish any person, including BUYER, any assistance of any kind whatsoever, or any information other than the Technical Information, or to revise, supplement or elaborate upon the Technical Information; or

      (ii) providing or implying any arrangement or understanding that OCTEL or its Subsidiaries or Affiliates will make any purchase, lease, examination or test or give any approval.

4.04  DISCLAIMER

OCTEL AND ITS SUBSIDIARIES AND AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, OCTEL AND ITS SUBSIDIARIES AND AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE USE OF THE TECHNICAL INFORMATION OR ANY OF IT WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. OCTEL AND ITS SUBSIDIARIES AND AFFILIATES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY BUYER OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, THE USE OF THE TECHNICAL INFORMATION OR ANY OF IT.



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4.05  DUTIES OF BUYER AND OCTEL

(a)   BUYER agrees:

      (i) that BUYER will not use any Licensed Technical Information except as authorized herein;

      (ii) that BUYER will not, without OCTEL's express written permission, make or have made, or permit to be made, more copies of any of the furnished Licensed Technical Information than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished Licensed Technical Information;

      (iii) that no right is granted herein to use any identification (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify OCTEL or any of its Subsidiaries or Affiliates or any of its or their products, services or organizations, and that BUYER agrees it will not, without the prior written permission of OCTEL, (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations or (ii) represent directly or indirectly that any product, service or organization of BUYER is a product, service or organization of OCTEL or any of its Subsidiaries or Affiliates, or that any product or service of BUYER is made in accordance with or utilizes any information of OCTEL or any of its Subsidiaries or Affiliates; and

      (iv) that all Licensed Technical Information shall be deemed the property of OCTEL.

(b)   OCTEL agrees:

      (i) that OCTEL will not use any Assigned Technical Information except as authorized herein;

      (ii) that OCTEL will not, without BUYER's express written permission, make or have made, or permit to be made, more copies of any of



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             the furnished Assigned Technical Information than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished Assigned Technical Information; and

      (iii) that no right is granted herein to use any identification (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify BUYER or any of its Subsidiaries or Affiliates or any of its or their products, services or organizations, and that OCTEL agrees it will not, without the prior written permission of BUYER, (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations or (ii) represent directly or indirectly that any product, service or organization of OCTEL is a product, service or organization of BUYER or any of its Subsidiaries or Affiliates, or that any product or service of OCTEL is made in accordance with or utilizes any information of BUYER or any of its Subsidiaries or Affiliates.

4.06  CONFIDENTIALITY

BUYER shall, except as expressly provided in this Agreement, hold all of the Licensed Technical Information in confidence for OCTEL, and shall not make any disclosure of any or all of such Licensed Technical Information to anyone, except to employees who have a need to know and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use for which rights are granted hereunder. OCTEL and its Subsidiaries and Affiliates shall, except as expressly provided in this Agreement, hold all of the Assigned Technical Information in confidence for BUYER, and shall not make any disclosure of any or all of such Assigned Technical Information to anyone, except to employees who have a need to know and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use for which rights are granted hereunder. Each party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person. These restrictions on the use or disclosure of Licensed Technical Information or Assigned Technical Information, as the case may be, shall not apply to any such information:

      i. which is independently developed by the receiving party or lawfully received free of restriction from another source having a



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             right to furnish such information; or

      ii. after it has become generally available to the public without breach of this Agreement by the receiving party; or

      iii. which at the time of disclosure to the receiving party was known to such party free of restriction as evidenced by documentation in such party's possession; or

      iv. which the disclosing party (i.e., the other party) agrees in writing is free of such restrictions.

4.07  ADDRESSES

Any notice or other communication hereunder shall be sufficiently given to the BUYER when sent by certified mail addressed to 410 First Avenue, Needham, Massachusetts 02494-2722, or to OCTEL when sent by certified mail addressed to c/o Contract Administrator, Lucent Technologies, Inc., 150 Allen Road, Liberty Corner, New Jersey 07938, United States of America, or to LUCENT GRL when sent by certified mail addressed to Contract Administrator, Intellectual Property Organization, Lucent Technologies, Inc., Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014. Changes in such addresses may be specified by written notice.

4.08  INTEGRATION

This Agreement, together with the Asset Purchase Agreement (and the other related agreements set forth therein), sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. None of the parties shall be bound by any warranties, understandings, modifications, or representations with respect to such subject matter other than as expressly provided herein, in prior written agreements, or in a writing signed with or subsequent to the execution hereof by an authorized representative of the party to be bound thereby.

4.09  NONASSIGNABILITY

BUYER will have the right to assign its licenses, rights and obligations in this Agreement to the purchaser of substantially all of the assets of the Business, or pursuant to a merger, or to the purchaser of all or substantially all of the assets of BUYER, provided that the assignee agrees in writing to be bound by the terms of this Agreement. In addition, all of Buyer's rights and interest in this Agreement



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and any licenses and rights granted to it hereunder may be assigned to any
Subsidiary or Affiliate of BUYER as the result of any internal reorganization of Brooktrout Technology, Inc., which successor shall thereafter be deemed substituted for BUYER as the party hereto, effective upon such assignment. Except as expressly provided above, neither this Agreement nor any licenses or rights hereunder shall be otherwise assignable or transferable (in insolvency proceedings, by reason of a corporate merger, or otherwise) by BUYER without the express written consent of OCTEL and/or LUCENT GRL, as appropriate.

4.10  CHOICE OF LAW

The parties are familiar with the principles of New York commercial law, and desire and agree that the law of New York shall apply in any dispute arising with respect to this Agreement, exclusive of its conflicts of law provisions.

4.11  DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement, the Parties agree to resolve such dispute in accordance with Section 8.11 of the Asset Purchase Agreement; provided, however, for the purposes of this Agreement, any award made relating to patents (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of this Agreement; and (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests. Notwithstanding the foregoing, any action for an injunction or other equitable relief arising out of the actions of any of the parties under the licenses or other rights conferred under this Agreement may be brought in the New York Supreme Court in the Borough of Manhattan, City of New York, New York, or in the Federal District Court for the Southern District of New York.

4.12  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.


                    OCTEL COMMUNICATIONS CORPORATION

                                  /s/ Douglas C. Sabella
                    By _________________________________________________
                                      Douglas C. Sabella
                       Chief Operating Officer, Octel Messaging Division

                                       December 17, 1998
                    Date _______________________________________________



                    LUCENT TECHNOLOGIES GRL CORPORATION

                                   /s/ Michael R. Greene
                    By _________________________________________________
                                       Michael R. Greene
                              Chairman of the Board of Directors

                                       December 17, 1998
                    Date _______________________________________________



                    BROOKTROUT TECHNOLOGY, INC.

                                    /s/ Robert C. Leahy
                    By _________________________________________________

                                        Robert C. Leahy
                    Name _______________________________________________

                                         Vice President
                    Title ______________________________________________

                                       December 17, 1998
                    Date _______________________________________________


            THIS AGREEMENT DOES NOT BIND OR OBLIGATE ANY PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF ALL PARTIES.



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                              DEFINITIONS APPENDIX


AFFILIATE of any Person means any Person, directly or indirectly controlled by, controlling or under common control with, such Person. For purposes of this Agreement, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

ASSET PURCHASE AGREEMENT means the Agreement for the Purchase and Sale of Assets by and among BGTP, Inc., Brooktrout Technology Europe Limited, Brooktrout Technology, Inc., Octel Communications Corporation, and Rhetorex Europe Limited, which the Parties dated as of December 17, 1998.

ASSIGNED TECHNICAL INFORMATION means the technical information, data and documents of whatever kind in whatever medium, including trade secrets, drawings, and specifications, including the underlying copyright in works of authorship embodying the foregoing, which (1) are owned by OCTEL as of the Closing Date, and (2) are listed in Exhibit A or were developed by the Business prior to the Closing Date.

THE BUSINESS means the business of the Lucent Computer Telephony Products Group.

CTP BOARD PRODUCT means hardware and/or software products the principal functionality of which is equivalent to the functionality of any of the current products of the Business, or products under development by the Business, as of the Closing Date.

DERIVATIVE WORK shall mean any work that is based, in whole or in part, upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted and which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement. For purposes of this Agreement, a Derivative Work shall also include any compilation that incorporates such a pre-existing work.

EFFECTIVE DATE means the Closing Date of the Asset Purchase Agreement.

LICENSED TECHNICAL INFORMATION shall mean all software, technical information, data and documents of whatever kind in whatever medium, including trade



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secrets, drawings, and specifications, including the underlying copyright in works of authorship embodying the foregoing, which are owned by OCTEL as of the Closing Date and listed in Exhibit B.

LUCENT GRL'S PATENTS shall mean every patent (1) owned by Lucent Technologies Inc., and (2) issued on an application filed as of the Closing Date in any country of the world, which LUCENT GRL has a right to license as of the date of execution of this Agreement.

PERSON means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

SUBSIDIARY of any Person means any Person (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

SYSTEM means an assembled device consisting of hardware and software that: (i) contains every element of at least one claim of one or more of the OCTEL patents listed in Appendix B; (ii) includes at least one CTP Board Product manufactured by BUYER, and (iii) incorporates the functions and features of BUYER's CTP Board Product both physically and within the software code such that some or all of such functions and features are actually utilized in such device.

TECHNICAL INFORMATION means the Assigned Technical Information and the Licensed Technical Information, collectively.



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Appendix A            Assigned Technical Information

Appendix B            Licensed Technical Information

Appendix C            Octel's Patents


[THE APPENDICES LISTED ABOVE HAVE NOT BEEN FILED HEREIN. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY SUCH OMITTED ITEM TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.]